Exhibit 99.1

Granite Reports First-Quarter 2009 Financial Results

  Granite East is on track to provide consistent profitability in 2009 and beyond.
  Gross margin percentage in Granite West remains unchanged at 17 percent.
  General and administrative expenses decreased $7.0 million.
  Strong balance sheet with $412.8 million in cash and short-term marketable securities.
  Capital structure is conservative, with 27 percent debt to total capital.

WATSONVILLE, Calif.--(BUSINESS WIRE)--May 4, 2009--Granite Construction Incorporated (NYSE: GVA) today reported net income of $8.9 million for the first quarter of 2009 compared with $13.1 million for the first quarter of 2008. Diluted earnings per share for the first quarter of 2009 were $0.23 compared with $0.34 for the first quarter of 2008.

“Our business continues to perform well despite today’s economic challenges,” said William G. Dorey, Granite president and chief executive officer. “Overall I am extremely pleased with the way our teams across the country are executing on our diverse portfolio of work.”

First-quarter 2009 Financial Results

Total Company

  Total revenue for the quarter ended March 31, 2009 was $347.4 million compared with $454.8 million in 2008.
  Gross profit as a percentage of revenue for the quarter decreased to 20 percent compared with 22 percent in 2008.
  Gross loss on the sale of construction materials was $2.3 million in 2009 compared with a gross profit of $2.5 million in 2008. The company’s construction materials business continues to be affected by lower sales volume.
  General and administrative expenses decreased $7.0 million to $53.6 million or 15 percent of revenue compared with $60.7 million or 13 percent of revenue in 2008.
  Operating income for the quarter was $16.9 million compared with $38.4 million in the prior year.
  Other income for the quarter was $1.9 million compared with $9.3 million last year. The decrease was due to lower investment interest income as well as a reduction in the gain on the sale of gold, a by-product of one of our aggregate facilities. In 2009, the gain from gold sales was $4.4 million compared with $9.3 million in the first quarter of 2008.
  Net income attributable to noncontrolling interest in joint ventures was $5.1 million compared with $22.5 million in 2008. The decrease was related to the settlement of a significant claim associated with a completed large joint-venture project in Southern California which was recognized in the first quarter of 2008.
  At March 31, 2009, cash and short-term marketable securities totaled $412.8 million, including $120.7 million of cash and cash equivalents from the company’s consolidated joint ventures.
  Total contract backlog at March 31, 2009, was $1.6 billion compared with $1.9 billion at March 31, 2008. Not included in contract backlog at March 31, 2009, is the company’s 34 percent share of the $1.3 billion contract for the Houston Metro Light Rail project awarded in the second quarter of 2009. The award will be recorded in contract backlog incrementally as Notices to Proceed are received.

Granite West

  Revenue for the first quarter totaled $197.0 million compared with $240.0 million for the same period in 2008. Granite West continues to experience a competitive bidding environment as well as a reduction in the demand for construction materials.
  Gross profit as a percentage of revenue for the quarter was unchanged at 17 percent as a result of higher construction gross profit offset by a loss from materials sales during the quarter.
  Operating income for the quarter increased $2.0 million to $6.7 million compared with $4.8 million for the first quarter of last year.

Granite East

  Revenue for the first quarter totaled $149.9 million compared with $214.1 million for the same period in 2008.
  Gross profit as a percentage of revenue for the quarter was 23 percent compared with 27 percent in the same period last year.
  Operating income for the quarter decreased to $28.3 million compared with $52.1 million for the first quarter of 2008. Operating results in both the first quarter of 2008 and 2009 were positively affected by the recognition of project settlements related to outstanding issues. Results in 2009 include the $16.0 million settlement associated with a large project in the Northeast. Results in 2008 include the $28.6 million settlement related to a large project in Southern California.

Outlook

“We are off to a good start in 2009,” said Dorey. “In Granite West our public works bidding environment is becoming very active, in part due to stimulus-funded projects out to bid. We do, however, anticipate a challenging year in the West as the competitive climate continues to impact our hit ratio and our margin expectations. This is particularly true in the smaller, traditional branch work as well as our construction materials business. We are fortunate to have the experience and the financial wherewithal to bid on larger, more complex projects that often do not draw the same level of competitiveness due to their increased complexity and bonding requirements. We believe it is the larger projects that present the most encouraging opportunities for revenue and margin growth during this business cycle.

“We expect Granite East to continue to deliver gross margins in the mid-teens while building a strong backlog of work. Our bidding pipeline remains full, and we are excited about the opportunities for this business. We are tracking more than $4 billion worth of various infrastructure-related projects that are expected to bid between now and the end of 2009.

“Our 2009 outlook includes revenue expectations for Granite West to be in the range of $1.6 billion to $1.9 billion with a corresponding gross profit margin percentage between 14 percent and 17 percent. Granite East 2009 revenue is expected to be in the range of $675.0 million to $775.0 million with a corresponding gross profit margin percentage between 13 percent and 15 percent. In addition, net income attributable to noncontrolling interest in joint ventures for the total company is expected to be approximately $25.0 million to $35.0 million.”

Conference Call

Granite will conduct a conference call tomorrow, May 5, 2009, at 11 a.m. ET (8 a.m. PT) to discuss the results of the first quarter ended March 31, 2009. Access to a live audio webcast is available at www.graniteconstruction.com/investor-relations. The live conference call may be accessed by calling (877) 693-6483 in the United States and (706) 758-5304 for international listeners. The conference ID for the call is 93595270. The call will be recorded and available for replay from approximately two hours after the live audio webcast through May 19, 2009, by calling (800) 642-1687 or (706) 645-9291. The conference ID for the recording is 93595270.

About Granite

Granite Construction Incorporated is a member of the S&P 400 Midcap Index, the Domini 400 Social Index, and the Russell 2000. Granite Construction Company, a wholly owned subsidiary, is one of the nation’s largest diversified heavy civil contractors and construction materials producers. Granite Construction Company serves public- and private-sector clients through its offices and subsidiaries nationwide. For more information about Granite, please visit its Web site at www.graniteconstruction.com.

Forward-looking Statements

This press release contains statements that are not based on historical facts and which may be forward-looking in nature. Under the Private Securities Litigation Reform Act of 1995, a “safe harbor” may be provided to Granite for certain of these forward-looking statements. Words such as outlook, believes, expects, appears, may, will, should, anticipates, and the negatives thereof or comparable terminology are intended to identify these forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of Granite’s senior management and are based on its current expectations and projections concerning future events, many of which are outside Granite’s control and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risks described in Granite’s Annual Report under “Item 1A. Risk Factors.” Except as required by law, Granite undertakes no obligation to revise or update any forward-looking statements for any reason. As a result, the reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited - In Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2009	2008

Revenue
Construction	$317,109	$402,573
Material sales	29,846	51,554
Real estate	417	673
Total revenue	347,372	454,800
Cost of revenue
Construction	246,969	306,846
Material sales	32,183	49,056
Real estate	207	204
Total cost of revenue	279,359	356,106

Gross profit	68,013	98,694

General and administrative expenses	53,632	60,651
Gain on sales of property and equipment	2,521	401

Operating income	16,902	38,444

Other income (expense)
Interest income	2,061	6,055
Interest expense	(3,488)	(4,510)
Equity in loss of affiliates	(444)	(707)
Other income, net	3,785	8,463
Total other income	1,914	9,301

Income before provision for income taxes	18,816	47,745

Provision for income taxes	4,829	12,127

Net income	13,987	35,618

Amount attributable to noncontrolling interest	(5,067)	(22,495)

Net income attributable to Granite Construction Inc.	$8,920	$13,123

Net income per share attributable to common shareholders:
Basic	$0.23	$0.34
Diluted	$0.23	$0.34
Weighted average shares of common stock:
Basic	37,476	38,139
Diluted	37,600	38,172

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - In thousands, except share and per share data)

	March 31,	December 31,	March 31,
	2009	2008	2008

Assets

Current assets
Cash and cash equivalents	$390,483	$460,843	$266,427
Short-term marketable securities	22,276	38,320	79,997
Accounts receivable, net	233,867	314,733	320,526
Costs and estimated earnings in excess of billings	54,400	13,295	74,279
Inventories, net	59,254	55,223	61,432
Real estate held for development and sale	79,409	75,089	54,736
Deferred income taxes	43,484	43,637	44,728
Equity in construction joint ventures	44,423	44,681	39,893
Other current assets	52,488	56,742	62,559

Total current assets	980,084	1,102,563	1,004,577

Property and equipment, net	526,734	517,678	518,900

Long-term marketable securities	46,387	21,239	37,303

Investment in affiliates	21,768	19,996	25,713

Other noncurrent assets	79,534	81,979	72,149

Total assets	$1,654,507	$1,743,455	$1,658,642

Liabilities and Equity

Current liabilities
Current maturities of long-term debt	$34,218	$39,692	$34,071
Accounts payable	141,783	174,626	195,651
Billings in excess of costs and estimated earnings	190,540	227,364	218,935
Accrued expenses and other current liabilities	159,323	184,939	166,774

Total current liabilities	525,864	626,621	615,431

Long-term debt	251,351	250,687	257,442

Other long-term liabilities	45,836	43,604	45,479

Deferred income taxes	17,917	18,261	18,228

Equity

Preferred stock, $0.01 par value, authorized 3,000,000 shares; none outstanding	-	-	-
Common stock, $0.01 par value, authorized 150,000,000 shares in 2009 and in 2008;
issued and outstanding 38,679,123 shares as of March 31, 2009, 38,266,791 shares
as of December 31, 2008 and 38,274,800 shares as of March 31, 2008	387	383	383
Additional paid-in capital	88,158	85,035	79,534
Retained earnings	686,129	682,237	587,881
Accumulated other comprehensive loss	-	(146)	(693)

Total Granite Construction Inc. shareholders' equity	774,674	767,509	667,105

Noncontrolling interest	38,865	36,773	54,957

Total equity	813,539	804,282	722,062

Total liabilities and equity	$1,654,507	$1,743,455	$1,658,642

	March 31,	December 31,	March 31,
Financial Position	2009	2008	2008

Working capital	$454,220	$475,942	$389,146
Current ratio	1.86	1.76	1.63
Debt to Granite Construction Inc. shareholders' equity capitalization	0.27	0.27	0.30
Total liabilities to Granite Construction Inc. shareholders' equity ratio	1.09	1.22	1.40

GRANITE CONSTRUCTION INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - In Thousands)

Three Months Ended March 31,	2009	2008
Operating activities
Net income	$13,987	$35,618
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	20,623	21,172
Gain on sales of property and equipment	(2,521)	(401)
Change in deferred income taxes	(283)	419
Stock-based compensation	2,777	1,609
Excess tax benefit on stock-based compensation	(413)	(746)
Equity in loss of affiliates	444	707
Acquisition of noncontrolling interest	-	(16,616)
Changes in assets and liabilities, net of the effects of acquisitions	(49,009)	(65,307)
Net cash used in operating activities	(14,395)	(23,545)
Investing activities
Purchases of marketable securities	(29,258)	(9,179)
Maturities of marketable securities	15,610	21,500
Release of funds for acquisition of noncontrolling interest	-	28,332
Additions to property and equipment	(29,601)	(30,735)
Proceeds from sales of property and equipment	3,741	3,517
Acquisition of businesses	-	(14,022)
Contributions to affiliates	(2,219)	-
Other investing activities	148	676
Net cash (used in) provided by investing activities	(41,579)	89
Financing activities
Proceeds from long-term debt	2,435	1,083
Long-term debt principal payments	(7,282)	(6,683)
Cash dividends paid	(4,975)	(5,129)
Purchase of common stock	(2,017)	(45,468)
Contributions from noncontrolling partners	157	4,640
Distributions to noncontrolling partners	(3,153)	(24)
Acquisition of noncontrolling interest	-	(11,716)
Excess tax benefit on stock-based compensation	413	746
Other financing	36	-
Net cash used in financing activities	(14,386)	(62,551)

Decrease in cash and cash equivalents	(70,360)	(86,007)

Cash and cash equivalents at beginning of period	460,843	352,434

Cash and cash equivalents at end of period	$390,483	$266,427

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - In Thousands)

Three Months Ended March 31,		Granite West	Granite East	Granite Land Company

2009
Revenue		$197,049	$149,906	$417
Gross profit		$32,939	$34,864	$210
Gross profit as a percent of revenue		16.7%	23.3%	50.4%
Operating income (loss)		$6,720	$28,251	$(698)
Operating income (loss) as a percent of revenue		3.4%	18.8%	-167.4%

2008
Revenue		$240,002	$214,125	$673
Gross profit		$39,629	$58,596	$469
Gross profit as a percent of revenue		16.5%	27.4%	69.7%
Operating income (loss)		$4,763	$52,136	$(450)
Operating income (loss) as a percent of revenue		2.0%	24.3%	-66.9%

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog
(Unaudited - In Thousands)

Contract Backlog by Division	March 31, 2009		March 31, 2008

Granite West	$743,219	47.3%	$868,530	44.7%
Granite East	826,855	52.7%	1,074,659	55.3%

Total	$1,570,074	100.0%	$1,943,189	100.0%

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4714